Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements on Form S-4 (File No. 333-193045), Form S-3 (File No. 333-187006) and Forms S-8 (File No. 333-160071, File No. 333-147393, File No. 333-118394, File No. 333-61046, File No. 333-40561, and File No. 333-195472), of our report dated March 27, 2014, with respect to the balance sheets of CapStone Bank as of December 31, 2013 and 2012, and the related statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended.

/s/ Elliott Davis, PLLC

Richmond, Virginia

May 8, 2014